Press Release of the Company, dated August 5, 2004	Exhibit 99.1

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2004

TEJON RANCH, Calif., August 05, 2004 – Tejon Ranch Co. (NYSE:TRC), today announced a net loss of $476,000 or $0.03 per common share, diluted, during the second quarter of 2004 compared to a net loss of $414,000 or $0.03 per common share, diluted, during the second quarter of 2003. Total revenues, including interest income, for the second quarter of 2004 were $2,585,000 compared to $2,846,000 for the same period in 2003.

The net loss for the second quarter of 2004 is comprised of a loss from continuing operations of $998,000 or $0.06 per common share, diluted, and income from discontinued operations of $522,000 or $0.03 per common share, diluted. This is compared to a net loss from continuing operations of $366,000 or $0.03 per share, diluted, and a loss from discontinued operations of $48,000 or $0.00 per common share, diluted, for the second quarter of 2003.

The Company recognized a loss of $1,743,000 or $0.12 per common share, diluted, for the six months ending June 30, 2004, compared to a net loss of $948,000 or $0.06 per common share, diluted, for the same period in 2003. Total revenues, including interest income, for the first six months of 2004 were $4,702,000 compared to $5,245,000 for the same period in 2003.

The net loss for the first six months of 2004 is comprised of a loss from continuing operations of $2,202,000 or $0.15 per common share, diluted, and income from discontinued operations of $459,000 or $0.03 per common share, diluted. This is compared to a loss from continuing operations of $958,000, or $0.06 per common share, diluted, and income from discontinued operations of $10,000 or $0.00 per common share, diluted, for the same period in 2003.

The decline in revenues for the first six months of 2004 is due primarily to a decrease in real estate revenues of $733,000. Real estate revenues declined during 2004 when compared to the same fiscal period in 2003 due to a reduction in lease revenues of approximately $613,000 and to the fact that the 2003 period included a gain of $300,000 related to the sale of land during the second quarter of 2003. The reduction in revenues was partially offset by an improvement in oil and mineral royalties due to higher oil prices and increased production. Lease revenues declined due to the timing of the Calpine power plant becoming operational. The power plant lease allows for a twelve-month grace period of rent abatement that began in July 2003 in the event construction of the power plant was not completed and it is not operational. This grace period ends July 1, 2004 whether or not the plant is operational. Partially offsetting the decline in real estate revenues was an improvement in farming revenues due to an increase in lease revenue from farming tenants.

The increase in loss from continuing operations for the first six months of 2004 is due to the decline in revenues as described above and to an increase in both real estate expenses and corporate expenses. Real estate expenses increased $461,000 during 2004 due primarily to an increase in staffing costs of $276,000 and higher professional service fees of $212,000. Corporate expenses grew $621,000 during 2004 due primarily to $653,000 of increased compensation costs. The increase in both real estate and corporate compensation costs is largely due to the expensing of approximately $703,000 of cost related to the 2004 stock incentive plan. The Company’s 2004 stock incentive plan provides for the granting of restricted stock and performance shares based on the achievement of performance and milestone objectives. Costs related to this plan will continue forward for the next several years.

Total revenues for the second quarter of 2004, including interest income, were $2,585,000 compared to $2,846,000 for the second quarter of 2003. The decline in the second quarter of 2004 is due primarily to real estate revenue falling $487,000, which was partially offset by an increase in farming revenues. Real estate revenues when compared to 2003 declined due to lower leasing revenue in 2004 and to the fact that the 2003 period included a gain of $300,000 on the sale of land. The reduction in revenues was partially offset by an increase in oil and mineral royalties due to higher oil prices and production and higher cement production. Farming revenue increased due to higher farm lease revenues.

The increase in the net loss from continuing operations during the second quarter of 2004 is due to the reduction in revenues described above and to higher real estate and corporate expenses. The increase in both real estate and corporate expenses is driven by increased compensation costs that are related to the 2004 stock incentive plan, as described above.

Discontinued operations consist of the operations of Pacific Almond, an almond processing plant, and three commercial buildings in Phoenix, Arizona that are being held for sale. During April 2004, we sold our interest in Pacific Almond to our partner in that joint venture pursuant to the buy/sell provisions in the joint venture agreement. Under the purchase agreement, we received $1,747,000 for our interest in the joint venture and the buyer assumed all responsibility for the assets and liabilities of the joint venture. The gain on sale of our interest in Pacific Almond is approximately $800,000 before tax and is included in income from discontinued operations.

During May 2004, the Company determined that it was an appropriate time to liquidate our investment in the three commercial buildings in Phoenix due to favorable market conditions and to redirect those funds into our core real estate development business. It is estimated that the buildings will be sold within the next twelve months.

Total revenues from discontinued operations for the first six months of 2004 were $1,656,000 compared to $1,326,000 for the same period of 2003. Revenue from discontinued operations during 2004 consists of $1,109,000 of revenue from Pacific Almond and $547,000 of revenue from the buildings in Phoenix. This compares to $718,000 of revenue from Pacific Almond and $608,000 in revenue from the buildings in Phoenix during the same period of 2003. The increase in revenue from Pacific Almond is due to the recognition of an $800,000 gain on the sale of our interest. This gain is partially offset by 2004 revenue including only three months of activity while 2003 includes a full six months of revenue. The difference in revenue generated from the buildings is that one of the buildings is currently vacant.

Discontinued operations for the first six months of 2004 provided net income of $459,000 or $0.03 per share, diluted, compared to net income of $10,000 or $0.00 per share, diluted, for the same period in 2003. The improvement from the prior year is primarily due to the recognition of the gain from the sale of our interest in Pacific Almond. This gain was partially offset by the loss from operations of Pacific Almond for the first three months of 2004.

As we move forward in the achievement of our real estate vision, we will continue to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These types of real estate activities and costs could continue over several years as we develop a modest percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first six months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the fall of each year due to the nature of the agribusiness activities within its farming segment.

Tejon Ranch Co. is a growth-oriented, diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity process and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenues:
Real estate	2,244	2,731	4,236	4,969
Farming	202	6	233	16
Interest income	139	109	233	260

	2,585	2,846	4,702	5,245

Cost and Expenses:
Real estate	2,300	2,218	4,681	4,220
Farming	436	431	845	794
Corporate expense	1,452	968	2,496	1,875

	4,188	3,617	8,022	6,889

Operating loss before equity in earnings of unconsolidated joint ventures andminority interest	(1,603)	(771)	(3,320)	(1,644)
Equity in earnings of unconsolidated joint ventures	(60)	159	(350)	46

Operating loss before income tax benefit	(1,663)	(612)	(3,670)	(1,598)
Income tax benefit	(665)	(246)	(1,468)	(640)

Loss from operations	(998)	(366)	(2,202)	(958)
Income (loss) from discontinued operations, net of applicable income taxes	522	(48)	459	10

Net loss	$(476)	$(414)	$(1,743)	$(948)

Net loss per share, basic	(0.03)	(0.03)	(0.12)	(0.06)
Net loss per share, diluted	(0.03)	(0.03)	(0.12)	(0.06)
Weighted average number of shares outstanding:
Common Stock	15,336,261.00	14,468,651.00	14,945,685.00	14,448,604.00
Common stock equivalents – stock options	216,280.00	273,233.00	327,249.00	228,054.00

Diluted shares outstanding	15,552,541.00	14,741,884.00	15,272,934.00	14,676,658.00

For the three and six months ended June 30, 2004 and 2003, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.

Prior reporting periods have been reclassified to reflect the presentation of discontinued operations.